Exhibit 99.1

APRIL 29, 2003

SAUER-DANFOSS INC. REPORTS FIRST QUARTER 2003 RESULTS

Sales, Earnings and Cash Flow Continue Trend of Improvement Over Prior Year

CHICAGO, Illinois, USA, April 29, 2003—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the first quarter ended March 30, 2003.

FIRST QUARTER REVIEW

Fourth Consecutive Quarter of Improved Net Income and Sales

Net income rose 50% for the first quarter 2003 to $10.2 million, or $0.21 per share, compared to first quarter 2002 net income of $6.8 million, or $0.14 per share.  First quarter 2002 results were impacted by a charge of $0.7 million, or $0.02 per share, relating to impairment of goodwill.  On a comparable basis, first quarter 2002 net income per share was $0.16.

Net sales for the first quarter increased 24 percent to $300.4 million, compared to net sales of $243.0 million for first quarter 2002.   Excluding sales from acquisitions completed in 2002 and the impact of currency translation rate changes, sales increased 9 percent over the prior year period.  Sales increased 9 percent in the Americas and 6 percent in Europe, excluding the impact of acquisitions and currency fluctuations. Asia-Pacific accounted for $4.1 million of increased sales, or an increase of 36 percent.

All operating segments contributed to the sales increase year over year. Excluding sales from acquisitions and the impact of currency, Propel sales increased 10 percent, followed by Work Function with an 8 percent increase, and Controls with a 7 percent increase over the same quarter in 2002.

Orders and Backlog Rise Above Prior Year, But Continue to Reflect Weak and Uncertain Markets

Orders received for the first quarter 2003 were $279.1 million, up 15 percent from the same period last year.  Excluding acquisitions and currency translation rate changes, orders were up 1 percent.

Total backlog at the end of the first quarter 2003 was $364.4 million, a 15 percent increase from the end of the first quarter of 2002. Excluding acquisitions and currency impact, backlog rose 4 percent.

David Anderson, President and Chief Executive Officer, commented, “We are very pleased with our results for the first quarter.  It was the fourth consecutive quarter in which we have reported year-over-year improvement in sales and earnings. Our real sales growth of 9 percent is clearly outpacing the growth in our markets.  At the same time we continue to perform well in controlling our costs.  Our fixed costs, on a comparable basis, were up 4 percent, just slightly above wage and general inflation.  We have been able to absorb the increase in costs relating to pensions, insurance, medical, and the new regulatory environment.” Anderson continued,  “Our orders and backlogs, although up slightly over last year, continue to reflect the weakness and uncertainties in the markets we serve.”

Cash Flow Increases $13 Million Over First Quarter 2002, Another Record High

“Our cash flow from operations for the first quarter was a record $15.5 million, an increase of $13.1 million over last year’s $2.4 million,” stated David Anderson.  “This follows the record cash flow from operations we generated for the full year 2002.  We continue to hold our capital expenditures down, investing $7.9 million for the first quarter, up only slightly from last year’s $6.0 million.  This enabled us to reduce our debt to total capital ratio by 1 percentage point, to 44 percent at the end of the quarter.  This was achieved in a quarter that has higher working capital needs from seasonally higher sales.”

OUTLOOK

Capacity and Flexibility Ensures Quick Response to Upturn When Markets Improve

Anderson concluded, “We continue to see little change in our markets, with no clear signs of an upturn.  Therefore we continue our tight control of expenses, capital expenditures, and working capital.  We believe our results reflect our success in these efforts.  I expect that we will get little warning of an upturn;

however, we have the capacity and flexibility to ensure that we can respond when the opportunity comes.” Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of approximately $950 million, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, have recently been in a state of uncertainty making it difficult to determine if past experience is a good guide to the future.  There is a continuing concern that the earlier economic recovery the Company was experiencing in prior quarters is receding.  A continuing downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its OEM customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; business relationships with major customers and suppliers; the continued operation and viability of the Company’s major customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in our product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting domestic and foreign operation, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability, including U. S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	13 Weeks Ended
(Dollars in thousands	March 30,	March 31,
except share and per share data)	2003	2002
Net sales	300,425	243,048
Cost of sales	228,751	184,007
Gross profit	71,674	59,041
Selling	18,523	15,670
Research and development	10,380	9,359
Administrative	17,984	14,690
Total operating expenses	46,887	39,719
Income from operations	24,787	19,322
Nonoperating income (expenses):
Interest expense, net	(4,117)	(4,243)
Minority interest	(4,862)	(3,583)
Equity in net earnings of affiliates	375	—
Other, net	(1,349)	302
Income before income taxes	14,834	11,798
Income taxes	(4,669)	(4,348)
Net income before cumulative effect of change in accounting principle	10,165	7,450
Cumulative effect of change inaccounting principle	—	(695)
Net income	10,165	6,755
Net income per share:
Basic and diluted net income per common share, before effect of change in accounting principle	0.21	0.16
Cumulative effect of change in accounting principle	—	(0.02)
Basic and diluted net income per common share	0.21	0.14
Basic weighted average common shares outstanding	47,395	47,395
Diluted weighted average common shares outstanding	47,464	47,402
Cash dividends per common share	0.07	0.07

In connection with the adoption of SFAS No. 142, the Company completed the impairment analysis of goodwill as of January 1, 2002.  The evaluation, completed during the third quarter of 2002, resulted in goodwill impairment of $695 related to a reporting unit within the Work Function segment.  Because the evaluation was performed as of January 1, 2002, the adjustment is reflected in the first quarter comparative statements of 2002 in accordance with SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.”

BUSINESS SEGMENT INFORMATION

	13 Weeks Ended
	March 30,	March 31,
(Dollars in thousands)	2003	2002
Net sales
Propel	142,441	123,955
Work Function	88,430	72,812
Controls	69,554	46,281
Total	300,425	243,048
Segment Income (Loss)
Propel	14,673	13,914
Work Function	8,583	7,172
Controls	6,954	2,980
Global Services and Other Expenses, net	(6,772)	(4,442)
Total	23,438	19,624

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	13 Weeks Ended
	March 30,	March 31,
(Dollars in thousands)	2003	2002
Cash flows from operating activities:
Net income	10,165	6,755
Cumulative effect of change in accounting principle	—	695
Depreciation and amortization	19,828	17,056
Minority interest in income of consolidated companies	4,862	3,583
Equity in net earnings of affiliates	(375)	—
Net change in receivables, inventories, and payables	(27,707)	(24,849)
Other, net	8,730	(866)
Net cash provided by operating activities	15,503	2,374
Cash flows from investing activities:
Purchases of property, plant and equipment	(7,918)	(6,016)
Payments for acquisitions, net of cash acquired	—	(6,554)
Proceeds from sales of property, plant and equipment	517	157
Net cash used in investing activities	(7,401)	(12,413)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and bank overdrafts	(14,649)	10,292
Net borrowings of long-term debt	11,380	2,630
Cash dividends	(3,319)	(3,319)
Distribution to minority interest partners	(2,380)	(976)
Net cash provided by (used in) financing activities	(8,968)	8,627
Effect of exchange rate changes	(117)	(102)
Net decrease in cash and cash equivalents	(983)	(1,514)
Cash and cash equivalents at beginning of year	12,397	14,324
Cash and cash equivalents at end of period	11,414	12,810

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 30,	Dec. 31,
(Dollars in thousands)	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	11,414	12,397
Accounts receivable, net	203,949	153,643
Inventories	156,056	164,686
Other current assets	14,383	23,057
Total current assets	385,802	353,783
Property, plant and equipment, net	435,036	443,147
Other assets	176,130	174,163
Total assets	996,968	971,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	42,277	56,010
Long-term debt due within one year	39,000	27,085
Accounts payable	79,850	69,441
Other accrued liabilities	65,430	62,301
Total current liabilities	226,557	214,837
Long-term debt	238,488	235,198
Long-term pension liability	41,326	42,747
Deferred income taxes	45,442	44,778
Other liabilities	37,481	37,456
Minority interest in net assets of consolidated companies	29,633	27,118
Stockholders’ equity	378,041	368,959
Total liabilities and stockholders’ equity	996,968	971,093